Exhibit 99


FOR IMMEDIATE RELEASE
September 27,  2000

                                     DIGITAL
                                 TELEPORT, INC.


DIGITAL TELEPORT, INC.
8112 MARYLAND AVENUE
ST. LOUIS, MO 63105

CONTACT:
Gary W. Douglass
Senior Vice President
and Chief Financial Officer
Phone: (314) 880-1800
Fax: (314) 880-1999
gdougl@dti-usa.com
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Visit our web site at
www.dti-usa.com
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      Founder of DTI Holdings Enters into Conditional Agreement to Transfer
               Shares to Subsidiary of Kansas City Power & Light

ST. LOUIS, MO, September 27, 2000 - DTI Holdings, Inc. today announced that Richard Weinstein, the founder, president and chief executive officer of the company, has entered into a conditional agreement for the sale of his shares to KLT Telecom Inc., the telecommunications subsidiary of Kansas City Power & Light Company (NYSE:KLT). KLT has owned 47 percent of the fully diluted common stock of DTI since 1997.

Under the agreement, KLT would acquire an additional 31 percent of the fully diluted common stock of DTI Holdings, which is the parent company of Digital Teleport, Inc., a St. Louis based telecommunications company, for a purchase price of approximately $110 million. The investment would increase KLT's fully diluted ownership to 78 percent of DTI, which is finalizing the development of a nationwide fiber optic network. In addition to the initial share purchase, if the transaction is consummated by November 20, 2000, Mr. Weinstein has agreed to grant KLT a 5-year option to buy his remaining 15 percent of the fully diluted common stock of DTI for an additional purchase price of approximately $12 million.

The stock acquisition is contingent upon satisfaction or waiver by KLT of several conditions. These conditions include the purchase by KLT of at least 90% of the principal amount of DTI's Series B Senior Discount Notes due 2008 and 90% of the Warrants which were issued together with the Notes and which are now detachable. Each Warrant entitles the holder to purchase 1.552 shares of DTI common stock. The purchase price to be offered for the Notes and Warrants will be determined by KLT but, in the case of the Notes, is expected to represent a significant discount to their accreted value. Other conditions include receipt of a waiver from KLT's bank group and the availability of financing to consummate the transactions.

At such time as KLT makes an offer to purchase at least 40% of the DTI Notes and 40% of the DTI Warrants, persons designated by KLT would be elected as Executive Vice Presidents of DTI with authority over certain construction activities, marketing and sales, and approval rights for transactions over $1 million, subject to separate approval rights which Mr. Weinstein would retain over specified matters.

If the transaction is terminated, KLT and Mr. Weinstein have agreed to a six-month "standstill" period, during which they will exercise joint decision-making authority for contracts and capital expenditures in excess of $1 million

Commenting on the transaction, Mr. Weinstein stated that "I look forward to the successful completion of this transaction with KLT. We are all very proud of what Digital Teleport has built and accomplished, and I personally am grateful for all the efforts of our employees which have brought our company to this point. I am optimistic that the additional resources and expertise that KLT can provide will help Digital Telport to move quickly to complete the construction and lighting of our network."

DTI is creating an approximately 20,000-route mile fiber optic network comprised of 23 regional rings interconnecting primary, secondary and tertiary cities in 37 states. By providing high-capacity voice and data transmission services to and from secondary and tertiary cities, as well as primary markets, the Company intends to become a leading wholesale provider of regional communications transport services to interexchange carriers and other communications companies.

DTI is offering its carrier customers dedicated, virtual circuits through the exclusive use of high capacity, ring-redundant optical windows from wavelength division multiplexing equipment on the regional rings throughout the DTI network. DTI will use optical windows to offer its carrier customers a high quality, ring-redundant means to efficiently deliver their calls to a significant number of end-users along these rings.

The DTI regional rings will also offer carriers a means to aggregate, for further long haul transport, the outgoing calls of that carrier's customers along such rings to regional points of interconnection between the carrier's network and DTI's network for further transport by the carrier.


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Certain  statements  in this  release are  forward-looking  statements  that are subject to material risks and uncertainties. Actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with its businesses, which include among others, competitive developments, risks associated with the Company's growth, the development of the Company's markets, regulatory risks, dependence on its major customers and their spending patterns and other risks which are discussed in the Company's filings with the Securities and Exchange Commission. Additional information of factors that may affect the business and financial results of DTI can be found in DTI's filings with the Securities and Exchange Commission.